Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MarineMax, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, $0.001 par value	Other	495,000	$18.13	$8,974,350	0.0001531	$1,373.97
	Total Offering Amounts				-	$8,974,350	-	$1,373.97
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	$1,373.97

1
Proposed Maximum Aggregate Offering Price Per Unit: Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the New York Stock Exchange on April 21, 2025.

Amount Registered: Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock of MarineMax, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.